EXHIBIT (d)(10)(b)

FEE REDUCTION AGREEMENT

AGREEMENT effective as of March 24, 2016, between Boston Management and Research (the “Adviser”) and Eaton Vance Management (International) Limited (the “Sub-Adviser”) with respect to Eaton Vance Mutual Funds Trust  (“Trust”) on behalf of Eaton Vance Global Income Builder Fund (formerly Eaton Vance Global Dividend Income Fund) (“Fund”).

WHEREAS, the Adviser has entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) with the Sub-Adviser, which Investment Sub-Advisory Agreement provides that the Sub-Adviser shall be entitled to receive an asset-based fee payable at specified rates;

WHEREAS, the Adviser has agreed with the Sub-Adviser and the Board of Trustees of the Trust to memorialize that the payment of compensation shall apply as described herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Adviser and the Sub-Adviser hereby agree as follows:

1.

For so long as the Sub-Advisory Agreement shall remain in effect, notwithstanding any provisions of the Sub-Advisory Agreement to the contrary, the sub-advisory fee described on Schedule A to the Sub-Advisory Agreement shall be replaced with the compensation and the description of the calculation of such compensation as set forth on Exhibit A hereto.

2.

This Agreement only may be terminated or amended upon the mutual written consent of a the Adviser and the Sub-Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust (the “Independent Trustees”); and (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and  (iii) no amendment of this Agreement that increases the fee rates set forth on Exhibit A shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Fund.

3.

For purposes of this Agreement the term “vote of a majority of the outstanding voting securities of the Fund” shall mean the vote, at a meeting of shareholders, of the lesser of (i) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (ii) more than 50 per centum of the outstanding shares of the Fund.

4.

This instrument is executed under seal and shall be governed by Massachusetts law.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

Boston Management and Research

By:

/s/ Maureen A. Gemma

Maureen A. Gemma

Vice President

Eaton Vance Management (International) Limited

By:

/s/ Frederick S. Marius

Frederick S. Marius

Director